___________________________________________________________

EXHIBIT 1A-6-1

MATERIAL CONTRACTS:

LICENSE

Note: Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential.

___________________________________________________________

1A-6-1-1

Note: Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) made effective as of April 3, 2025 (the “Effective Date” is by and between BUFFALO CHIP CAMPGROUND, LLC. a South Dakota limited liability company having a business address of 20622 Fort Meade Way: Sturgis, South Dakota 57785 ("Licensor") and DOUBLE RAINBOW, LLC, a Delaware limited liability company, having a business address of 1100 Brickell Bay Drive, Suite 66E, Miami, Florida 33131 “Licensee”) (collectively, hereafter a “Party” or, together, “Parties”).

Recitals

A.Licensor is the owner of Licensed Properties and Licensor's Business (each defined below) which are and will continue to be in unlimited use by the Licensor without compensation of any kind to Licensee·

B.Licensee intends to use and otherwise exploit and license to others the use of the Business License in the Territory (each as defined below);

C.Licensee thus desires an exclusive irrevocable license from Licensor for the right to use the Licensed Properties in the Territory for the goods: services and related properties as permitted for the Registered Marks, and for any additional goods, services and properties for which the Licensor's Marks have been used by Licensor or could possibly be exploited for commercial use in connection with the Nevada Project and other Projects (each capitalized term defined below and subject to exceptions stated

herein);

D.Licensee also desires the exclusive right to use and direct Licensor to file trademark applications to register New Marks in Licensor's name and at Licensee's sole expense (or not register, at Licensee's reasonable discretion but with the prior written approval and assistance of the Licensor; as terms are defined below) for exploitation under the Business License during the Term (defined below) in any jurisdiction throughout the world as it would any other of Licensor's Marks: as granted by Licensor on the conditions further described below, and •

NOW THEREFORE affirming the accuracy of the above Recitals (which form a part of this Agreement) and in consideration of mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the Parties intending to be legally bound, the Parties agree as follows:

Agreement

1.DEFINED TERMS:

The defined terms have the meanings as stated in the Agreement provisions below, or as stated in the

APPENDIX I provisions for “Definitions.”

2.LICENSE GRANT:

A.Grant. Licensor hereby grants to Licensee and its Affiliates for the duration of the Term a license to utilize, exploit and/or to sublicense the exploitation of the Licensed Properties in the Territory on or in connection with all or any part of the possible lawful applications of the Business License by Licensee hereinafter the “License” and subject to the exclusivity conditions stated below in subsections 2.B through C. The design and schematics developed by Licensee for the Business License locations are not required to copy or incorporate the existing designs of Licensor's Business; but Licensee is permitted by this License to so copy and incorporate the designs (including “look and feel”) of Licensor's Business or otherwise create designs at Licensee's discretion subject only to any applicable approvals herein. It is in Licensee's total discretion whether to use all, a part, or none of the Licensed Properties other than key selected brands from the Licensor's Marks; nor is Licensee required, except for the Nevada Project, to include a casino or a hotel/motel in any location of the Business License. And, specifically, this License includes the creation and exploitation of stand-alone or "spin-off' restaurants and games (as defined below) incorporating the Licensor's Marks and New Marks, at the discretion of Licensee subject only to applicable conditions and royalties as stated herein.

B.First Project. Notwithstanding Section 2.A, should Licensee's selected site for the Nevada Project or another first Project site (together, the “First Project”) for Business License: (i) not have been presented to Licensor prior to the expiration of thirty-six (36) months following the Effective Date (including an active contract offer and response to secure the land ), or (ii) shall not have commenced construction for any reason (other than Force Majeure) before the expiration of forty-eight (48) months from the Effective Date, then either Party may elect to terminate this Agreement by providing a signed written notice to the other Party no later than one hundred and twenty (120) days prior to termination. If such notice is given and received, unless a written and signed extension is otherwise mutually agreed between the Parties before the expiration of that 120-day notice period, the Agreement automatically terminates at the end of such period and the Hold and Noncompete Territories (defined below) expire concurrently.

C.Exclusivity (& Permitted Activities); International Expansion; Hold. Notwithstanding the foregoing License:

(1)The exclusivity granted to Licensee shall not preclude either Party from promoting and advertising its projects in the other's jurisdiction. For example, Licensee may advertise the Nevada Project in/on a South Dakota billboard or radio spot, and vice versa. The Parties shall communicate reasonably and in good faith on the joint, cross-promotion of their projects to maximize the Parties' revenues in all locations.

(2)The exclusivity granted to Licensee shall not preclude either Party from selling clothing and other small-scale retail merchandise (i.e., items of less than $200 in value) in the other Party's territory(ies), in fulfilment of a customer order submitted by internet, telephone, "App" (e.g., Amazon), or similar commerce tool. The Parties shal1 communicate reasonably and in good faith on the coordination of such sales so as not to unduly compete with each other.

(3)On the condition of compliance with the terms of this Section (and others in this Agreement, e.g. Term and Territory), Licensor shall retain the right to continue to use the Licensed Properties at Licensor's Business and throughout the world without limitation and in perpetuity with no obligations and or participation in ownership of any kind by Licensee. All licenses not specifically granted herein are expressly reserved by Licensor

(4)From the Effective Date as a ''Hold" against Licensed Properties being exploited in projects similar to Licensee's Project before or after the Territory is actively exploited by Licensee, Licensor agrees to honor a protective zone of non-competition and never open or sublicense its Business License properties for any project similar to the Licensee's Project in the States of Arizona, Southern California (an area from Santa Barbara through San Diego and bordered by Mexico and the States of Nevada and Arizona), Mississippi, Nevada, or Utah (together the "Noncompete Territories"), unless the Licensee fails to meet the requirements of the First Project as stated above in Section 2.B. Once the First Project has its Grand Opening, the Noncompete Territories endure protected for the Term of the License final

whether or not other Project sites are opened by the Licensee. Should the First Project be sited in any state in the Territory other than Nevada, the Parties agree to then negotiate in good faith a reasonable and appropriate noncompete area to protect the success of that site for the Project (added to the Noncompete Territories), and Licensor's participation and consent shall not be unreasonably delayed or withheld. Hold Fee compensation is as stated below in Section 3.F.

(5)From the Grand Opening of the First Project, should Licensee's selected site for the second Project site (the "Second Project") for Business License not have been presented to Licensor prior to the expiration of the following twelve (12) months (including an active contract offer and response to secure the land), Licensor may elect to terminate Licensee's exclusive for the Territory, except for the Noncompete Territories stated in above Section 2.C.(4).

(6)Before commitments are ma(le for any international territory opportunities similar to the Project, Licensor agrees to invite Licensee to review and bid on such opportunities during the I0- year domestic exclusivity period. Once Licensee has presented to Licensor the selected site for the third Project (including an active contract offer and response to secure the land), Licensor agrees to then expand the Territory of the License to include any and all international territories not yet licensed by Licensor, for a ten (10) year (120 months) period of exclusivity for Licensee.

(7)In affirming the exclusivity granted to Licensee herein in the Territory, neither Licensor nor its Affiliates shall at any time during the Term, exercise or license, assign, sell or allow to any other person or entity the right to use the Licensed Properties in a similar manner or project to the Licensee's Project inside the Territory, including all unexpired Noncompete Territories.

3.FEES AND ROYALTY TO LICENSOR, AND RELATED FINANCIAL TERMS:

In exchange for the License and rights granted in this Agreement, Licensee agrees to pay to Licensor all of the following rates, royalties and fees (collectively, the "License Fee"), which (unless otherwise stated) shall be based upon the Gross Revenues from any and all Projects utilizing the Business License owned by Licensee or its Affiliates or sublicensed by Licensee to any entity (a "Sublicensee"), and pursuant to the terms described in this Agreement:

A."Consignment Royalty": [***]% of Gross Revenues comprised of: all Gross Revenues of sales collected by Licensee from typical and customary consignment sales of personal property from a third party (such as art, motorcycles, cars, collectibles, etc.) to be brokered by Licensee, after deduction of only credit card transaction related expenses, sales tax, and any third-party or in-house sales commissions due sales/broker/agent personnel or the consigning owner of the items sold on consignment.

B."Equity Share ": a 10% equity ownership interest in 100% of Licensee's ownership share/membership interest in each Project developed by the Licensee or one of its Affiliates (as Project is defined in the Appendix, under "Business License"); if Licensee utilizes a 'parent holding company' structure to hold its ownership interest in one or more Projects, Licensor would hold a 10% ownership share of Licensee's holdings in such parent company; or, if Licensee enters into a joint-venture type of entity structure to operate a particular Project or Projects, typically divided 50:50 with a joint-venture partner, Licensor would hold a 10% ownership share of Licensee's 50% ownership in the joint-venture ( or, whatever total percentage of ownership Licensee actually holds in a specific joint- venture). The Equity Share ownership structure is illustrated by the chart attached as APPENDIX II. Licensor's 10% membership/ownership equity interest would have the following privileges, benefits, and protections:

•anti-dilution protection (i.e., that percentage will never be diluted),

final

•a most-favored-nations position regarding the distribution priority of net profits,

•Licensor would receive standard and customary indemnifications from all claims and liabilities that arise from the activity of the Business License (not including such claims and liabilities that are caused by a breach or default of Licensor of the obligations, representations or warranties contained in this Agreement),

•Licensor would not be required to invest, loan, and/or provide any equity or debt capital raise (e.g., a capital contribution) that the Project or ownership entity would need,

•Any and all Game Revenue Participation (generally launched for promotion purposes to improve Project guest count and revenues overall; see Definitions in Appendix) at [***]% derived from a separate Games entity in which Licensor holds a [***]% equity membership/shareholder interest, distributed as member profits administered and held in such entity, and

•Licensor would benefit from all statutory and regulatory rights provided to the protection of minority shareholders under both state and federal laws, as applicable; and, given full access to the formative and governing documents of that Project's entity, relevant bookkeeping, and other items in this Agreement (such as those stated below in Sec. 4.G, Sec.5.F, and so on).

C."Event Royalty": [***]% of Gross Revenues comprised of "Event Sales" defined as: all Gross Revenues actually received from entertainment events, acts (e.g., stand-up or sketch comedy, magicians, touring acts, etc., the "Event(s)"), music shows, plays or musicals, and live performances staged on the properties within the Business License locations, comprised of all gross sums actually received by or credited to the Project site's box office from all sources whatsoever, including the sale of tickets to the live entertainment shows staged by Licensee within the Business License locations after documented deduction of only the following house charges:

(i)any Federal, State or Local admission taxes or any similar taxes which may be imposed on admissions;

(ii)any commissions, if any, paid in connection with comedy theatre parties or benefits;

(iii)those sums, if any, which are set aside for pension or welfare funds on theatrical unions and actually paid to such funds, when there are union members (crew or musician);

(iv)commissions or charges paid in connection with group sales, credit card sales, benefit discounts or automated ticket distribution, or remote box offices (e.g., Ticketmaster and Telecharge);

(v)subscription fees and discounts, where applicable, including license fees for music performance rights (supported by and calculated to comply with performance reports filed with any performance rights society/agency service);

(vi)talent costs (union and non) and booking expenses;

(vii)cancellation costs or refunds (due to any cause) borne by Licensee;

(viii) house ticketing charges; and,

(ix)sums outstanding on account and of record, if any, due to be paid or reimbursed to Licensee from such receipts.

final

The Gross Revenues for Event Sales minus the above listed house charges constitute the "Net Adjust Gross Box Office Revenue" (or "NAGBOR" as it may appear in Event contracts).

D."F&B Sales Royalty": [***]% of Gross Revenues comprised of all F&B Gross Revenues after deduction of only actual taxes, tips and property assessments (if any, and only to the extent such deductible items occur and only in the year they occur), and including revenue derived from F&B activities in an embedded or stand-alone (e.g., "spin-oft") restaurant, bar, lounges, and VIP passes for special VIP bars and lounges (etc.) at Business License locations during the applicable reporting period and received by and/or credited to Licensee during such period.

E."Fixed Annual Casino Fee": No later than sixty (60) days following the Grand Opening of the Nevada Project that operates a casino ( or any other Project and casino of similar size and scope, if opened prior to the Nevada Project), Licensee shall commence payment to Licensor of a $[***] flat fixed annual royalty derived from applicable casino revenues, paid in equal monthly installments ($[***] per month) over the fiscal year; and applied in the same manner to each additional casino location. A reduced flat fixed annual royalty (or fee) shall be paid by Licensee if (and if any) subsequent Projects are opened in a smaller business model for a smaller community than the original Nevada Project site (the Nevada Project and others with casinos of similar size and scope ere not subject to such reduction), specifically and on the same pro rata monthly payment plan as the above fee: (i) $[***] flat fixed annual royalty for casinos planned to hold and actually opened with less than [***] but more than [***] slot machines on the floor, (ii) $[***] flat fixed annual royalty for casinos planned to hold and actually opened with [***] or less but more than [***] slot machines on the floor, and, on rare occasions, (iii) $[***] flat fixed annual royalty for sites actually opened with [***] or less slot machines on the floor. In addition, should Licensee elect to produce its own proprietary slot machine branded with Licensed Properties or secure agreements with third parties to produce and place such machines, Licensee and Licensor shall divide the Gross Revenues actually received equally between them, after recoupment of the actual documented manufacturing costs (and related costs actually charged when and if contracted to a third party).

F."Hold Fee": In exchange for the hold on exclusivity for the Territory and expansions of Territory (see Section 2.C.(4)), no later than thirty (30) days following Licensee securing the first tranche of development capital in the amount of a minimum of $[***], Licensor will be paid a holding fee of $[***] for each 12-month period (or pro rata portion thereof), until the Grand Opening of the First Project, whereupon the Hold Fee terminates for the First Project. This same Hold Fee shall be applied in the same manner to each subsequent Project, with the same sum being paid although within ten (10) days following the same trigger (i.e., securing the same first tranche of development capital), and continuing to be paid on each 12-month anniversary date, until termination on the Grand Opening of that project; and so on for subsequent Project sites until such time as there is mutual 11greement to modify or remove the Hold Fee. The Hold Fee would be reduced by half if (and if any) subsequent Projects are opened in a smaller business model for a smaller community than the original Nevada Project site (not subject to such reduction), specifically: $[***] Hold Fee for casinos planned to hold and actually opened with less than [***] slot machines on the floor but more than [***] (in the same manner as the above Hold Fee not so reduced). Sites with even smaller casino floors and less than [***] slot machines (if any) would be evaluated in good faith by both parties at that time on the particular circumstances of each such site, and a mutually agreed and appropriate Hold Fee determined payable.

G.[Intentionally blank.)

H."Hotel or Motel Royalty": [***]% of Gross Revenues comprised )f all "Hotel or Motel Sales" defined as: all Gross Revenues of motel, hotel, camper, RV, tiny homes, short-term rentals, and final

similar room rentals on the property of the Business License locations, with deduction or adjustment made or allowed for (i) any actual taxes paid by the consumers, (ii) credit card transaction fees, (iii) any third party booking fees paid during the accounting period, and (iv) third-party or joint-ventured third-party share of actual management services fee.

I. "Late Fee": All sums not paid when due shall bear default interest at the rate of [***] percent ([***]%) per annum without prejudice to any other rights of Licensor in connection therewith.

J. "Membership Fee Royalty": [***]% of Gross Revenues comprised of "Membership Fee Sales" defined as: all Gross Revenues received from any private memberships sold to properties on the Business License locations with deduction or adjustment made or allowed for (i) any actual taxes paid by the consumers, (ii) credit card transaction fees, and (iii) free, introductory offers and promotions, during the applicable royalty period;

K. "Merchandise Royalty": [***] % of Gross Revenues comprised of all "Merchandise Sales" defined as: all Gross Revenues actually received from the sale of merchandise or services bearing the Licensed Marks as authorized under this Agreement and sold by Licensee at the Business License locations and Retail Stores, with deduction or adjustment made or allowed for (i) any actual taxes, serv ice fees and gratuities (if any) paid by the customers, (ii) credit card transaction fees, (iii) free, introductory offer or sample units, and (iv) returns actually made and refunded to consumers during the applicable royalty period; provided, however, that the total credit taken by Licensee for all returns during any applicable royalty period shall not exceed [***] percent ([***]%) of all articles sold with the Licensed Marks during the applicable royalty period.

L."New Marks Revenues": Licensor authorizes and the Parties agree that Licensee will administer the Gross Revenues from all exploitation of the New Marks which Licensee develops, and Licensee shall pay royalties on such exploitation to the same extent, and pursuant to the same percentages, and in the same manner as set forth in the remainder of this Section 3; provided, however, that the percentage applicable to the sale of merchandise or services by any third-party Sublicensee(s) bearing the New Marks shall be [***] percent ([***]%) instead of the [***] percent ([***]%) set forth in Section 3(K). Neither Licensee nor Licensor (nor their respective Sublicensees or Affiliates) is obligated to pay the other Party for its own direct use of New Marks (except for the License Fee royalties provided for in this Section 3) when not licensing said New Marks to third parties. For consistency in marketing, each Party agrees not to license to third parties any New Marks developed by the other ( developing) Party without the other (developing) Party's prior written permission (not to be unreasonably delayed or withheld). This Section 3(1) may be clarified or modified by a subsequent IP Rights Administration Agreement (see Appendix I definitions) and shall survive the termination of this Agreement.

M. "Real-Estate Sales Royality": [***]% of sales price collected by Licensee and its Affiliates on any sales of title in real estate prope1ty such as a Tiny Home or the real estate plot that it resides on (and/ or both if applicable), and, the sale of title ownership interests (not rentals) in timeshare properties on the site of a Project.

N. "Residential Royalty": [***]% of Gross Revenues comprised of "Residential Sales" defined as: all Gross Revenues generated from residents of properties on site at any Business License location, such as apartments, and condominiums (and others similar units), with deduction or adjustment made or allowed for (i) any actual taxes paid by the consumers, (ii) credit card transaction fees, (iii) free, introductory promotions, and (iv) actual cancellations or returns of receipts to guests/residents during the accounting period.

final

O."Site Rentals Royalty": [***]% of Gross Revenues comprised of "Site Rental Sales" defined as: all Gross Revenues of RV and RV site rentals, camper, tent (pitched sleeping tents and similar erected structures/lots rentals), Campground facilities rentals or similar vehicle/lot rentals with deduction or adjustment made or allowed for (i) any actual taxes paid by the consumers, (ii) credit card transaction fees, (iii) free, introductory promotions, (iv) actual cancellations or returns of receipts to guests during the accounting period, and (vii) actual CAM (Common Area Maintenance) and Triple Net (paid through expenses for the rented property) charges paid by tenants in or in addition to their rental payments. This royalty rate also applies to Gross Revenues from stores or clubs rented to third parties (not branded by Licensor's Marks) on Project property for rents or rent participations paid to Licensee, less Licensee's [***]% fee for administrative and management costs associated with structuring and overseeing the rental transaction (or such actual fee paid to a third-party management company, if any, negotiable and intended not to exceed the [***]% rate, on average, but may be more or less regarding specific rented spaces). This royalty includes revenues received from the above sales items along with packages for equipment, flowers and related services and consumables.

P."Upfront Fee": Upon the closing of this Agreement, Licensee agrees to pay to Licensor the greater of (i) a $[***] fixed fee against Licensor's closing costs (including legal expenses) without any accounting required; or (ii) reimbursement for Licensor's actually-incurred attorneys' fees and costs with respect to this Agreement and transaction, up to a cap of $[***], provided such counsel provides a reasonably-redacted invoice as support for such charges.

Q."Vacation and/or Timeshare Royalty": [***]% of Gross Revenues comprised of "Vacation Club and/or Timeshare Sales" defined as: all Gross Revenues (title sales are addressed above, in Section 3(M)) generated from residents of vacation club or timeshare properties on site at Business License locations, less (i) any actual taxes paid by the consumers, (ii) credit card transaction fees, (iii) free, introductory promotions, (iv) actual cancellations or returns of receipts to guests/residents during the accounting period, and (v) rental commissions paid to third parties (if any).

R."Wedding Chapel Royalty": [***]% of Gross Revenues comprised of "Wedding Chapel Sales" defined as: all gross sales revenues generated from wedding events booked on the properties of Business License locations (and related event items), less (i) any actual taxes paid by the consumers, (ii) credit card transaction fees, (iii) free, introductory promotions, and (iv) actual cancellations or returns of receipts to guests during the accounting period.

4.PAYMENT, ACCOUNTING AND REPORTS.

A.Payment.

(1)Unless otherwise stated herein for a specific payment element (e.g., for the Fixed Annual Casino Fee), or subsequently modified by mutual agreement of the Parties, all License Fee payments to Licensor shall be made quarterly, in arrears (i.e., for the preceding calendar quarter), by the twentieth (20th) day of the month following that quarter (i.e., January, April, July, and October 20th), time being of the essence. Any payment due on a non-business day (in Nevada) shall be due and payable on the next subsequent business day. The last quarterly payment shall be made in the calendar month following the termination or expiration of this Agreement, unless a True-Up is required pursuant to Section 4.A.(3).

(2)All payments hereunder shall be made in U.S. Dollars, in immediately available funds, by wire transfer, ACH, or other form of payment reasonably requested by Licensor. Prompt payment shall not be contingent on the delivery by Licensor of an invoice or any other notice of payment due.

final

Licensor is entitled to a Late Fee on any payment due from Licensee that is not paid on time with this Agreement.

(3)True-Ups. If Licensee discovers an inadvertent error in a previous payment, or an adjustment is made to a prior period's accounting (e.g., based on incoming Gross Revenues received with respect to that prior period, or a customer return or other deduction relating to that prior period), then Licensee shall (i) make the payment (or set off the amount) in the next subsequent payment due hereunder (a "True-Up"); and (ii) deliver a detailed, written accounting of the adjustment.

B.Maintenance of Records. For Business License operations at each location (if more than one), Licensee shall maintain during the term of this Agreement and shall preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts all prepared in accordance with GAAP.

C. Monthly Reports; Standard items.

(1)Licensee shall submit to Licensor, no later than the twentieth (20th) day of each month during the term of this Agreement following the opening of the first location of Business License, a reasonably detailed remittance report (which may be digitally transmitted) accurately reflecting all revenues and calculations supporting each element of determining the License Fee during the preceding calendar month.

(2)Licensor affirms and approves that such reports from any particular Business License location project may validly reflect as standard items the payment of the following specific fees (and no other direct or indirect fees whatsoever) paid to and collected by Licensee and its Affiliates, provided that all such fees are customary, and reflect average market rates accepted by Licensee's major investors and senior capital/debt funding providers as reasonable amounts: (i) a "development fee" paid to Licensee should Licensee act as the developer on any particular Business License location project, capped at [***] ([***]%) percent on estimated total project costs ($[***] costs of land and build� $[***] fee, as an example); (ii) a "capital raise success fee" should Licensee complete the campaign for the capital raise of funding for a particular Business License location project, capped at [***] ([***]%) percent of capital raised by Licensee as equity funding, plus there will be third party advisory/broker capital raise fees negotiated in good faith by Licensee (if and when they arise); a separate rate of [***] ([***]%) percent cap for debt funding raised by Licensee (plus any similar third-party banker fees/costs for debt funding); and (iii)a "management fee" capped at [***] ([***]%) percent should Licensee act as the manager for any particular Business License location, or be required to pay such fee to a third-party hired management company (appropriate to the location, scope of duties, reputation and market).

If any fee above to Licensee exceeds the agreed cap, Licensee may still receive such fee, but the excess shall not be factored into the calculation of the License Fee, meaning as between Licensor and Licensee, it shall be as if all such caps remained in effect.

D.Annual Reports. Licensee shall submit to Licensor an annual report accurately reflecting all revenues and calculations supporting each element of determining the License Fee within ninety (90) days after the end of each of Licensee's fiscal years, showing such revenues and calculations of Business License (each location, and including sublicensees) for the preceding calendar year and the total amount of License Fees paid for that period.

E.Additional Reports. Licensee shall submit to Licensor, for review or auditing, such other forms, reports, records, information, and data as Licensor may reasonably request and at Licensee's final

expense (if any), in the form and manner (which may be, at Licensor's option, by electronic means) periodically requested by Licensor, and as are reasonably related to sales and revenue stated in the above reports or otherwise relevant to the calculation or payment of the License Fee.

F.Audit Rights. Licensor and its designated agents shall have the right, at Licensor's expense, to have an annual independent audit made of the books of Licensee solely to verify the amount of Gross Revenues and adjusted revenues and calculations of Licensor's due Fees and Royalty, and adherence to GAAP and supporting records. If an audit should reveal that any payments have been understated in any report to Licensor, then Licensee shall immediately pay to Licensor the amount understated upon demand, in addition to interest from the date such amount was due until paid at the rate of [***] percent ([***]%) per annum or the maximum rate permitted by law, whichever is less. If an audit discloses an understatement of the License Fees of [***] percent ([***] %) or more, on an annual basis, then (i) Licensee shall, in addition, reimburse Licensor for all reasonable and customary costs and expenses connected with such audit; and (ii) Licensor shall then have the right to conduct an audit semi-annually instead of annually.

G.Tax Returns. Licensee shall also submit to Licensor its annual state and federal (i) sales and (ii) income tax returns for each entity filing on behalf of each Project, and in instances where Licensee is required to file tax reports more frequently (e.g., quarterly or monthly), such reports shall also be copied to Licensor simultaneously with their filing/reporting to the governmental authorities.

H.Expenses. Except for any audit as provided in Subsection 3.F above, the monthly reports, annual reports and annual sales and income tax reports are provided at no cost to Licensor.

5.QUALITY STANDARDS AND CONTROL; APPROVALS:

A.Quality; Compliance; Insurance.

(1)Quality Standards. The quality standards for the goods and services offered for sale and sold by Licensee under the Licensed Properties and branded with the Licensed Marks shall conform and be consistent with or exceed the Licensed Properties made and sold by Licensor at Licensor's Business as of the Effective Date, or with subsequent commercially reasonable standards established from time to time by mutual and reasonable consultations.

(2)Laws. The quality standards for the goods and services offered for sale and sold by Licensee under the Licensed Properties and branded with the Licensed Marks, and all of Licensee's activities in relation to each Project more generally, shall be in compliance with all applicable local, state, and federal laws, statutes, common law principles, codes, court orders, and regulations (collectively, "Laws").

(3)Permits. All of Licensee's activities in relation to each Project shall only commence upon Licensee obtaining all necessary and appropriate local, state, and federal permits, licenses, and approvals required in order to operate in compliance with Law (the "Permits"), and Licensee shall maintain all such Permits in good standing and comply with the terms of the same.

(4)No Encumbrances . Licensee shall not grant or purport to pledge, grant a lien or security interest in, or otherwise encumber, the Licensed Marks, nor record any security interest or encumbrance against any application or registration regarding the Licensed Marks, whether in the USPTO or elsewhere. Notwithstanding this restriction, Licensor affirms that customary commercial and private financing require asset disclosure, and that the Licensed Marks are an asset that would be disclosed during final

due diligence and document review (including this Agreement). Though the actual Licensed Marks would not be encumbered, as separately owned by the Licensor, this License and related rights may become part of a bundled security for certain funding of a Project.

(5)Insurance. Licensee shall procure and maintain in full force and effect (A) for the entire Term, if any such policy is occurrence-based; and/or (B) for the Term plus thirty-six (36) months, if any such policy is claims-based, reasonable and customary insurance for the types of activities contemplated hereunder, ,with respect to each Project, including (at a bare minimum): (i) commercial general liability insurance (including liquor liability) with a per occurrence limit of at least [***] dollars ($[***]) and general aggregate limit of at least [***]dollars ($[***]), which insurance shall include personal injury liability, products/completed operations hazard, premises operations, broad form property damage, contractual liability, and employees, agents and independent contractors misconduct coverage; (ii) workers' compensation insurance in accordance with Law (e.g., the Workers' Compensation Act of the State of Nevada); (iii) business automobile liability insurance covering owned, hired and non-owned vehicles with limits of [***] dollars ($[***]) combined single limit per occurrence; (iv) property insurance covering all physical premises owned or leased by Licensee in each Project, against loss or damage by fire, and against such other risks of a similar or dissimilar nature as shall be insurable against under present or future forms of special form property insurance policies, for no less than full replacement value; (v) business interruption, extra expense and expediting expense coverage and loss of rents coverage for not less than two (2) years following an occurrence covered by a standard "all risk" property policy; and (vi) such other coverages and in such amounts as Licensor may reasonably require. All such policies shall (A) list Licensor as an additional insured; (B) be issued by a financially sound and responsible insurance company authorized to do business in the Territory, with a rating of A / X (10) or better by the then current edition of Best's Insurance Reports. Licensee shall provide proof of such insurance coverages (x) at least five (5) days before the commencement of any construction on a Project and (y) from time to time upon Licensor's request.

B.Advertising Materials. All advertising and printed matter bearing the Licensed Properties shall conform to good industry practice and shall comply with all Laws. Licensee shall discontinue any marketing campaign or plan for sale of the goods and services or the use of any advertising materials if and to the extent that Licensor at any time in good faith reasonably determines that such campaign, plan or advertising material would impair the value of the Licensed Properties, or the goodwill associated with the Licensed Properties.

C.Inspection. Licensor shall have the right at any time during normal business hours to have access to inspect the facilities of any of the Business License locations, retail, and marketing materials for the purpose of determining whether the above quality standards (and any other binding aspects of this Agreement) are being complied with by Licensee, at no cost to Licensor. Similarly, Licensee shall have the right at any time during normal business hours to inspect the facilities of Licensor's Business locations, retail, and marketing materials for the purpose of Licensee conforming its use of the Business License to the requirements of this Agreement. All inspections hereunder shall be done (i) upon at least seven (7) days advance notice (except in the case of an emergency); (ii) in a manner reasonably calculated not to interfere with the inspectee’s business or impose undue costs arising from the inspection; and (iii) comply with applicable Law, labor agreements, and safety requirements.

D.Statements of Non-Affiliation; Affirmation of the Licensor as Founder. As stated in Section 13, the Parties are not (among other things) partners or Affiliates. Each Party shall solely conduct its own business in its own name (or that of its Affiliates). Licensor may, in its sole discretion, require that Licensee include written statements on all advertising, promotional or marketing material using the Licensed Properties and distributed in the United States, and post signs at all physical casinos in the final

1A-6-1-2

Territory, and in connection with all online gaming or sportsbook website, stating that Licensor is not affiliated with Licensee. Similarly, Licensee may, in its sole discretion, require that Licensor include written statements on all advertising, promotional or marketing material using the New Marks, and post signs at all physical casinos outside the Territory stating that License is not affiliated with Licensor. Notwithstanding this section at all times, Licensee shall use reasonable efforts to cause Licensor, and in particular Rod "'Woody" Woodruff, to be acknowledged in materials and signage (including web presence) as the “original founder and creator of the Buffalo Chip Campground and brands” and that brands are used with the Licensor's permission.

E.Nonconformance. Should Licensor at any time reasonably determine that Licensee's uses of the Licensed Properties do not conform with the provisions of this Section 5, it shall provide written notice to Licensee providing adequate information (including which location and specific examples or evidence) to permit that Party to cure the alleged deficiency and allow Licensee a commercially reasonable time to mitigate the alleged deficiency, in any event no less than the cure period set forth in Section 11.B.

F.Other Items of Approval or Consultation. The locations in the Territory for Licensee's developments under the Business License are selected at the sole discretion of the Licensee. That said, Licensee grants to Licensor the right to cooperatively work together and utilize their best efforts in development to consult, contribute ideas and directions review and mutually approve prior to use the following elements: the name of the first location to be opened under the Business License; the master plan for the first location of Business License (including the general design, layout, renderings, interior and exterior plans, scope and scale of the first location of Business License; the general budget for the development and building costs of the first location of Business License, including the marketing plans; and, the planned uses and implementation of the Licensed Mark at such times as new uses are being launched. Licensor will also be consulted by Licensee in a good faith effort to reach mutual consent (though not required for Licensee to make timely determinations and move forward) regarding the following elements: signage of the locations; the structuring of the businesses that will supplement and support Business License; the capital funding program; and research and development planning to expand Business License to other locations. Further review consultation, and approvals as appropriate will be opened to Licensor when and if substantial changes are made to the master plan or usages of the Licensed Properties subsequent to the grand opening of the first location of Business License. Licensee will provide reasonable notice and approval periods to Licensor (which period defaults to no more than 14 days and no less than 10 days unless otherwise designated herein or in a subsequent notice from Licensee), including full disclosure of critical timing elements, and Licensor will use best efforts to respond to Licensee with its comments questions or concerns so as not to cause unnecessary delays in the progress of Licensee's Business License operations. Once an element has been approved by Licensor, that same element no longer requires another approval if it is utilized in a later Business License location without substantial changes.

6.TRADEMARK AND COPYRIGHT NOTICES: Licensee agrees to use such trademark and copyright notice as Licensor may reasonably require and as standard business practice (for legal purposes) in connection with the Registered Marks and registered New Marks and Licensor agrees to use such trademark and copyright notices as Licensee may reasonably require and as standard business practice (for legal purposes) in connection with its Registered Marks and registered New Marks, for example, the encircled “®”  symbol of registration, and the “©” label when displaying copyrighted content.

7.REGISTRATION MAINTENANCE: Licensor shall, at Licensor’s sole cost and expense, be vigilant in maintaining the registrations of the Registered Marks and any copyrighted materials to prevent them from becoming vulnerable to claims from third parties, government administrative actions (e.g., regarding noncompliance with the regulations of the USPTO or Library of Congress Copyright Office)

final

1A-6-1-3

or abandonment to the public domain. Licensee and Licensor agree to cooperate in administering such maintenance required of the New Marks, at Licensee's sole cost and expense for such mark it created.

8.REGISTRATION AND ADMINISTRATION OF NEW MARKS: Licensor shall have the right in perpetuity to use New Marks (developed by either Party) in connection with Licensor's Business operation without compensation or remuneration to Licensee subject to the quality control standards stated herein. Each Party shall cooperate with the other Party to effectuate the registration of any New Marks in Licensor’s name with the USPTO or any trademark office in any jurisdiction as jointly and reasonable directed by the Parties and, with respect to any  New Marks which Licensee will at any time use, at Licensee's sole cost and expense. Applications for registration and maintenance thereof for any New Marks shall be conducted by an attorney licensed in the relevant jurisdiction and mutually agreed upon by both Parties. Both Parties agree not to raise or cause to be raised any question concerning or relating to the validity ownership, or enforceability of the New Marks or to Licensee’s right thereto (once approved by Licensor), on any ground whatsoever, at any time or to challenge, oppose, or otherwise interfere with Licensee's use and/or application to register any New Marks developed by Licensee. This Section 8 may be clarified or modified by a subsequent IP Rights Administration Agreement (see Appendix I definitions) and shall survive the termination of this Agreement.

9.REPRESENTATIONS, WARRANTIES, & COVENANTS:

A.Validity and Ownership. Licensor, after reasonable due diligence and review, represents and warrants that the Licensed Properties (as the registered items are listed herein by Licensor on the attached Schedule 1), are exclusively owned by Licensor and that: the Licensor's Marks have not been found to be invalid or unenforceable under any applicable Law; the Registered Marks which are subject to the regulation of the USPTO are valid, subsisting, and in force; and the copyrighted properties are accurately filed and properly maintained in the records of the US Library of Congress where it was reasonable and substantially important to do so; all without any existing, known claims from third parties if not previously disclosed in writing to the Licensee. Licensor makes no representation as to use of the Registered Marks beyond the use listed with the USPTO and actual use by Licensor. Licensee acknowledges the validity of the Licensed Mark and agrees not to raise or cause to be raised any question concerning or relating to the validity, ownership or enforceability of said mark or to the Licensor s right thereto, on any ground whatsoever, at any time, other than for material acts of willful negligence by Licensor. Subject to the foregoing, Licensor neither guarantees nor assures Licensee that the Licensor s Marks are superior to, and do not infringe on the intellectual property rights of, any third party, nor that it will be able to cause the cessation of any misappropriation or infringement of a third party. Moreover, Licensor makes no representation or warranty regarding any Unregistered I.P.

B.Mutual Representations, Warranties, & Covenants. Each Party (the “Representing Party”) hereby represents, warrant , and covenant to the other Party as of the Effective Date as follows:

(1)Legal Advice. The Representing Party has received or had the full opportunity to receive independent advice from attorneys of its choice with respect to this Agreement, which is an arms’ length transaction entered into by sophisticated Parties.

(2)Good Standing; Corporate Power. The Representing Party is an entity duly incorporated/fom1ed, validly existing, and in good standing under the laws of the state of its jurisdiction, with the requisite capacity, power and authority to enter into and carry out its obligations under this Agreement.

final

(3)Authorization; Enforceability; Approvals. The Representing Party has taken all necessary statutory and corporate action to authorize the execution, delivery and performance of this Agreement and each and every other agreement, document and instrument (if any) contemplated herein. Upon full execution hereof, the Representing Party's obligations are the legal, valid and binding obligations of such Party enforceable in accordance with its terms (subject to general equitable principles and applicable bankruptcy insolvency, reorganization, moratorium or other similar Laws). No consent, license, permit, order, approval or authorization of any governmental authority or third party is required in connection with the execution and delivery of this Agreement.

(4)No Conflicts. The execution, delivery or performance of this Agreement will not with or without the giving of notice or passage of time: (i) violate any Law judgment, order, injunction, decree or ruling of any court or governmental authority applicable to the Representing Party· or (ii) breach the Representing Party’s organizational documents.

(5)No Brokers. There is no broker, agent, finder, or other intermediary entitled to a brokerage fee or similar commission with respect to the consummation by the Representing Party of this Agreement.

(6)No Litigation. There is no material claim, litigation, proceeding or investigation of any kind pending (or threatened) by or against the Representing Party, nor to its knowledge is there any basis for such claim, litigation, proceeding or investigation.

(7)No Insolvency. Neither the Representing Party nor, if the Representing Party is part of a larger corporate group, its direct and indirect parent legal entity(ies) (the “Parent(s)” ), is insolvent, nor will not be rendered insolvent by the performance of this Agreement or making of any payment hereunder. Immediately after the Effective Date, the Representing Party and its Parent(s): (i) will be able to pay its/their liabilities as they become due; (ii) will not have unreasonably small capital with which to conduct its/their activities; and (iii) will have assets (at fair market value) exceeding its liabilities. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other legal proceeding under federal or state bankruptcy Law is pending against or contemplated by the Representing Party and its Parent(s).

(8)No Banned Parties. Neither the Representing Party nor its Affiliates is a Federally Prohibited Person. The Representing Party is in compliance with all applicable orders, rules, regulations, and recommendations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and any laws relating to terrorism or money laundering (including the U.S. Patriot Act). In this Agreement, a "Federally Prohibited Person" means any person: listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and/or a person identified as or affiliated with a person designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the U.S. Patriot Act, or with whom a regulated lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, who commit threatens or conspires to commit or supports “terrorism” as defined in the Executive order, or who is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

C.Survival. All representations and warranties of either Party in this Agreement, as well as all indemnities, shall survive the execution and delivery of this Agreement and be consummation of the transactions contemplated hereby and remain effective for a period of three (3) years following termination hereof.

final

10.INFRINGEMENT:

A.Notice of Claims or Infringements. Each Party agrees to notify the other Party promptly (i.e., within fourteen (14) days) in a detailed writing of: (i) any suspected infringement or threatened impairment of the Licensed Properties of which it becomes aware; and (ii) any claim made by any third party adverse to or conflicting with either Parties use of the Licensed Properties.

B.Infringement Actions or Defense . Any infringement unfair competition and/or dilution cause of action based on Licensor' rights in the Licensed Properties may be prosecuted or d fended at Licensor s sole option. If Licensor takes action in prosecution or defense, Licensee shall cooperate fully with Licensor in the prosecution or defense of any such action without the obligation to incur any material out of pocket expense . Licensor hall have no obligation to prosecute or defend any such cause of action, and it shall have the right to settle any such action on whatsoever terms it deems to be reasonable unless such terms harm the value and usefulness of the Licensed Properties in the Business License, in which event Licensor must seek prior consultation and written approval from Licensee, not to be unreasonably delayed or withheld. In the event that Licensor does not institute a civil action to prevent material trademark or copyright infringement., unfair competition and/or dilution of the Licensed Properties within thirty (30) days of a written request to do so by Licensee (after Licensee becomes aware of the threat), or if Licensor otherwise advises Licensee that it does not intend to file the action or to otherwise defend an action for trademark/copyright infringement, unfair competition or dilution arising out of the use of any mark or content associated with Licensor's Marks believed to be confusingly similar, Licensee may at its option and at its sole expense, institute such proceeding or defend an action in both its name and Licensor’s name. In any such action under this subparagraph, Licensee may enter any reasonable settlement or compromise of the action which shall be binding on all Parties, unless such settlement or compromise terms harm the value and usefulness of the Licensed Properties in the defined Licensor’s Business (Licensor's original business on Effective Date, see Definitions in Appendix), in which event Licensee must seek prior consultation and written approval from Licensor not to be unreasonably delayed or withheld.

C.In any action for trademark/copyright infringement, unfair competition or dilution involving the Licensed Properties brought by Licensor, Licensee shall have the right to be represented and to actively participate in the conduct of the action at Licensee's expense. In any action for trademark/copyright infringement unfair competition or dilution involving the Licensed Properties brought by Licensee, Licensor shall have the right to be represented and to actively participate in the conduct of the action at Licensor s expense.

D.Each Party shall render its full cooperation and assistance to the other in any litigation involving one of the Licensed Properties.

E.The Party bringing the action shall bear all costs including taxable costs and expert fees and costs, except those of counsel representing the other Party.

F.Unless otherwise directed by the court, the Party responsible for obtaining any monetary award shall have the right to recover and retain the same including the award of attorney s fees, with the exception of the recovery of lost profits of a Party or expenses advanced in the dispute resolution and validly documented, which shall be credited to the respective Party.

final

1A-6-1-4

11.DISPUTE RESOLUTION; BREACHES; TERMINATION:

A.Dispute Resolution. Any disputes hereunder shall be exclusively brought before the State and Federal courts of the State of Nevada having competent jurisdiction over the matter; and all parties hereby irrevocably consent to the personal jurisdiction of said courts.

B.Breaches; Cure Period. Any non-monetary breach committed by either party shall be subject to notice by the non-breaching Party and an opportunity to cure within thirty (30) days, if the breach is logically capable of being cured. Any monetary breach committed by Licensee shall be subject to specific written notice and allowed a ten (I0) day cure period. Notwithstanding. Section 11.D.(3) states specific notice and cure periods not restricted by this provision.

C.Events of Default; Remedies. In the event of either Party's material breach of this Agreement with no timely cure during the applicable cure period (if any), that shall constitute an "Event of Default." Upon the occurrence of an Event of Default, the non-breaching Party may pursue all of its rights and remedies at Law and in equity, cumulatively, including without limitation: (i) an option to terminate this Agreement by written notice to the breaching Party; and, (ii) an option to demand specific performance; which do not preclude claims for injunctive, compensatory and other relief.

D.Election to Terminate.

(1)Termination with Cause (Breach). A non-defaulting Party may terminate in accordance with Section 11, following the occurrence of an Event of Default.

(2)Mutual Termination. The Parties may mutually terminate this Agreement by agreement, in accordance with the terms of any such agreement.

(3)Delay/Failure of First Project. See Section 2.8., above.

(4)Other Grounds for Termination. A Party may terminate this Agreement under any other provisions of this Agreement expressly providing for termination, if any.

E.Effect of Termination. Upon final and effective termination of this Agreement for any cause whatsoever, as provided in Section 11.D:

(1)The License granted herein shall immediately terminate and any amounts due and owing at termination shall be due and payable in full within ninety (90) days.

(2)Within one (I) year of any termination of this Agreement. each Party shall phase out all use by that Party of the respective Licensed Marks, and during the phase-out, each Party shall have the right to exhaust any materials then in its possession and/or on order bearing a Licensed Mark. Pursuant to Sections 3.L and 8 hereof, Licensee's rights in the New Marks shall not be affected by any termination of this Agreement and the New Marks shall continue to operate thereunder; but the Parties may discuss and mutually determine a closure and separation of the co-use arrangements of the New Marks through a plan concluded with the consent of both Parties, under Dispute Resolution procedures above.

(3)All rights that have accrued to Licensee because of its use of the Licensed Properties shall cease; provided, however, that al1 rights that have accrued to Licensee because of its use of the New Marks are governed by the relative provisions of this Agreement and .

final

1A-6-1-5

(4)Notwithstanding the foregoing, the Parties acknowledge that this License grants Licensee the right to sublicense others to utilize the Licensed Properties only for the same authorized uses as lawfully available to Licensee. Any default by any Sublicensee shall not constitute a default by Licensee or any other Sublicensee and Licensor agrees to continue to honor and recognize such sublicense(s) so long as the Sublicensee is not itself in default to Licensor under the sublicense. Following any termination of this Agreement, Sublicensees shall have the right to continue any sublicense entered into prior to termination, provided that said Sublicensee complies with the sublicense then in effect and owing all duties and payments thereunder directly to Licensor.

12.INDEMNIFICATION:

A.Mutual Indemnity. Each Party (an "Indemnitor") shall indemnify and hold harmless the other Party, its Affiliates, and its and-their shareholders, members, partners, owners, directors, officers, managers, controlling persons, employees, agents, legal counsel, successors, and assigns, (each, an "Indemnitee") from and against any losses, claims, allegations, suits, damages (including to persons and property), obligations, penalties, judgments, awards, liabilities, costs, expenses, fees, costs, disbursements, and settlements (if agreed to consistent with this Agreement), including reasonable outside attorneys' fees and costs (e.g., hired counsel, expert witness fees, costs of investigation, court costs, litigation expenses, travel expenses, collection costs and deposition costs) (collectively, "Losses") asserted by a third party (i.e., not a Party hereto, nor its Affiliates), and arising from or relating to: (i) any breach by the Indemnitor of this Agreement (whether or not it becomes an Event of Default); (ii) Indemnitor’s actions and omissions, including activities involving Indemnitor's negligence, fraud, or willful misconduct, but excluding any Losses to the extent caused by an Indemnitee's own breach hereof or actions and omissions.

B.Procedures. An Indemnitee shall immediately notify Indemnitor of any claim or other liability subject to indemnification hereunder (but a failure to timely notify shall not relieve any liability of Indemnitor except, and only to the extent, Indemnitor suffers material prejudice by reason of such failure). Indemnitor shall have the right to: (i) assume the defense of such claim and select counsel; and

(ii) consent to the entry of judgment with respect to, or otherwise settle, such claim and the other Party shall cooperate in the defense or prosecution of such claim; provided, however, that no such settlement may be done without the prior written consent of the other Party if such Party would have any liability thereunder, may face licensing or regulatory repercussions, or would have to admit any fault or wrongdoing.

C.Capital Raises. For the avoidance of doubt, Licensee affirms that it is the sole party with any responsibility to raise capital funding for the financing of any Business License location, and that Licensor will not have any responsibility or liability related to funding matters.

13.NON-ASSOCIATION;  NON-PARTNERSHIP.

A.The Parties acknowledge and agree that the rights and obligations granted pursuant to this Agreement do not create any relationship between the Parties other than Licensor and Licensee. Among other things, the Parties' relationship is not that of: (i) partners in a general or limited partnership; (ii) joint venturers; (iii) Affiliates; (iv) principal/agent; (v) fiduciary/principal; or (vi) employer/employee.

B.Any reference from time to time to either Party as a "partner" of the other or similar term is only intended to reflect the Parties' good-faith collaboration, not a legal partnership. The Parties acknowledge and agree that in no respect is Licensor sharing in, assuming, or otherwise liable for Licensee's losses or liabilities, nor does Licensor have any management rights or control in or over final

Licensee's business or Projects. If either Party were deemed a general partner of the other Party (despite the application of both Parties' best efforts to prevent such result), and this created a risk of such Party becoming liable for any loss or liability of the other Party, the first Party shall have the right, in its sole discretion, with no additional cause, to modify this Agreement regarding the extent of such loss or liability, with retroactive effect (to the maximum extent permitted by applicable Law) to before any such loss or liability was incurred.

14.ASSIGNMENT AND SUBLICENSING:

A.The Parties acknowledge that their business ventures and operations, under the terms of this Agreement may involve new parties and entities. No assignment or transfer by a Party of any rights or responsibilities created by this Agreement shall take effect unless and until the assigning or transferring Party procures the assignee's or transferee's express written agreement to be bound in full to this Agreement. No such assignment or transfer, even if approved by the other Party, shall waive or excuse the assigning or transferring Party's obligations herein.

B.This Agreement and the rights hereunder may be assigned in whole or in part to an Affiliate by Licensee without Licensor's approval; and to non-Affiliate third parties with Licensor's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Licensee shall have the right to grant sublicenses from its License rights to third parties and to entities, in which Licensee has an ownership interest without review or approval by Licensor.

15.MISCELLANEOUS:

A.Confidentiality.

(1)Duty. Unless the other Party’s prior, written approval is obtained, no Party shall disclose the fact of this Agreement, any portions of this Agreement or any of the contents thereof, to any third party except to the extent such disclosure is required by Law or court order and the non-producing Party has a reasonable opportunity (if permitted by Law) to ensure any disclosures subject to a protective order, motion to quash, or similar protective means. Notwithstanding the foregoing, each Party shall have the right to communicate the information to its employees, agents, financial lenders, Affiliates, and any third parties for the purpose of and to the extent necessary for carrying out its duties hereunder or in relation to the Business License, provided that each such recipient of confidential information is also bound to keep the information confidential.

(2)Press Releases. Any news release, public announcement, advertisement or publicity released by any Party concerning this Agreement or the subject matter hereof shall be subject to the prior written approval of the other Party, not to be unreasonably withheld or delayed.

B.Survival. Notwithstanding termination, expiration, or cancellation of this Agreement (collectively referred to in this Section as a “Termination”), any provision hereof which should reasonably and logically survive Termination shall survive Termination of this Agreement for a reasonable period of time (and no less than three (3) years). In addition, notwithstanding Termination of this Agreement, all provisions of this Agreement necessary to interpret the rights and obligations of the Parties prior to such termination and/or enforce the same shall survive Termination.

C.Waiver. The failure of Licensor or Licensee at any time or from time to time to exercise any of their respective rights under this Agreement shall not be deemed to be a waiver of any such rights, nor shall it prevent Licensor or Licensee from subsequently asserting or exercising any of such rights.

final

D.Severability. The terms of this Agreement are severable. If any term is declared invalid, it shall not affect the remaining terms, which shall continue to be fully intact and binding upon the Parties. In lieu of such invalid term, there shall be added to this Agreement a term, that is valid not void, and enforceable and is as similar (in intention and effect) to such invalid, void, or unenforceable term, as may be reasonably possible.

E.Governing Law. This Agreement constitutes and shall be deemed a contract made under the laws of the state of Delaware for all purposes and shall be interpreted and enforced in accordance with such laws, without regard to its conflict of laws jurisprudence.

F.Prevailing Party. If any action, suit or proceeding is commenced under or in connection with this Agreement, including in any insolvency or bankruptcy proceeding, the losing Party (on the main issues) shall pay to the prevailing Party all of the latter’s reasonable and customary attorneys' fees incurred in connection therewith together with reasonable and customary costs and expenses.

G.Notices. Notices under this Agreement. to be effective, shall be in writing addressed to the other Party at the addresses above given or at any later address that is provided to the other Party and delivered by overnight courier service. certified mail, per anal/hand-delivery or through Internet mail (email) to addresses provided by the Parties and accompanied by customary documentation of delivery.

Courtesy Copies to Licensor's counsel:

Howard & Howard Attorneys PLLC

Attn: Mark J. Gardberg

3800 Howard Hughes Center, Suite 1000 Las Vegas, NV 89169

Ph: 702-667-4842; Email: mg@h2law.com

Courtesy Copies to Licensee’s counsel:

W.EDWARD McLEOD, P.A.

W. Edward McLeod, Esq.

520 Folly Road, Suite P, Box 343 Charleston, C 29412

Ph/Txt: 407-252-7723; Email: NedMcLeodEsq@gmail.com

H.Merger (Integration); Amendments. This Agreement sets forth all the terms and conditions between the Parties regarding Licensees right to use the Licensed Properties. All prior negotiations and agreements regarding the Licensed Properties are merged into this Agreement and cannot be changed or modified except as agreed to in a written document subsequently executed by a duly authorized representative of each of the Parties hereto.

I.No Third-Party Beneficiaries. Nothing herein i intended or shall be construed to give to any third person (except an Indemnitee or Affiliate where indicated) any legal or equitable right, remedy or claim under or in respect of this Agreement.

J.Further Assurances. The Parties agree to do any reasonable act or thing and execute any and all reasonable documents or instruments which is or are necessary or customary to effectuate the provisions and intent of this Agreement including any reasonable adjustments to specific terms or terms for insertion that may be required for a public offering or for acquisition of a publicly traded special purpose vehicle company shell (“SPV”) or similar circumstance s to comply with state or federal final

regulations or otherwise improve upon the prospects for mutual success of the Project in the course of full funding and advancing both the progress and the prospects of the Project.

K.Force Majeure. “Force Majeure” means an event beyond a Party's reasonable control which prevents that Party from performing an act required hereunder, during the time when such performance is required, and consists of the following events: labor disputes, civil commotion, war, warlike operation, sabotage, terrorist act(s), governmental regulations or control, fire or other casualty, inability to obtain any materials, or to obtain fuel or energy, weather or other acts of God, epidemic/pandemic, famine, disease, plague, quarantine and other health risks, arid similar immobilizing events beyond the control of any Party. Force majeure does not consist of a Party's financial inability. Whenever an event of Force Majeure prevents a Party's performance and written notice is given as early as possible to the other Party, that Party's performance shall be extended by a period equal to the number of days during which Force Majeure prevents performance.

L.Nondisturbance.

(1)At all times both Parties agree to interact with each other in a professional manner, resolving their differences (if any) through regular business channels and not in the common areas of the Project sites observable by customer guests, Sublicensees, or third-party tenants, or such to interfere, impede or negatively impact day-to-day ongoing business at any Project site.

(2)In the same good faith and professional commitment, the Parties agree to be diligent in observing the conditions stated above in Sec.11.E and 15.A regarding the management, exposure and resolution of any dispute hereunder (if any).

(3)For the avoidance of doubt, nothing in this Section 15.L shall limit any Party's enforcement of this Agreement or prosecution of any claims arising out of or relating hereto, nor otherwise constitute a direct or indirect waiver of its rights and remedies with respect to any breach hereof.\

M.Document Construction. No provision hereof shall be construed for or against a Party based on the extent to which such Party or its counsel drafted or revised that provision. Each Party has reviewed this Agreement and consulted with counsel. Personal pronouns shall be construed as though of the gender and number required by the context and the singular shall include the plural and vice versa as required by context. Any use of the term "including" shall be deemed to state "including without limitation." The captions of Agreement sections are for convenience only and do not modify such provisions.

[Signatures on following page.]

final

1A-6-1-6

A.Counterparts. This Agreement may be entered into in multiple counterparts, all of which constitute one Agreement. Signatures may be delivered by facsimile, email, or DocuSign/Adobe (or similar) software with the same force and effect as originals.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

final

1A-6-1-7

APPENDIX I

A.DEFINITIONS

"Affiliate": a person or entity that directly, or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, either Party.

"Business License": by this Agreement, the grant of all commercially useful aspects of the Licensed Properties, Licensor's Marks, and New Marks, to include but not be limited to: design, develop, finance, build, own and operate (or have a third party operate that would be mutually agreed upon by the Parties) one or more destination-resort style Buffalo Chip locations in the Territory (each a "Project"), which may contain a casino, hotel, motel, spa, pool(s), embedded and stand-alone restaurants, bars, entertainment and performance venues (seated and not), multifunction events venue, cigar lounge, galleries, first-aid health and fitness centers, wedding chapels, media theatre, video arcade betting parlor(s), car/bike/boat/trailer wash and detail facilities, RV park, campground, commercial retail merchandise spaces (including gift shops), branded merchandise goods, resort and guest activity services, private members club, lounges, night clubs, beach/sports clubs, pools, day clubs, retail, gas/diesel and/or electric vehicle station, mechanics shop, convenience stores, liquor and/or packaged alcohol, beer and wine store, salons and tattoo/piercing studios (parlors), and other residential and leisure operations (including rental motor courts, condominiums, apartments, vacation clubs, RV parks, campgrounds, "tiny homes," vacation and/or timeshare units, exhibition space, etc.).

Within the Business License, Licensor also specifically grants Licensee the exclusive right to develop "Games" for promoting the Project business on a National territory scale, and to include international world-wide territory if available and when such Games are ready for international launch. (In this definition, "Game" or "Games" is defined to include (without limitation) sweepstakes, scratch-offs, prize/no prize competitions, trivia games, lotteries, giveaways, bid auctions, Bingo-variety group games, vacation/holiday sweepstakes, electronic gaming (with or without story and characters), online gaming with and without bets, games of skill, games of chance, guessing games, sporting games and sports betting, and similar games.) All Game activities shall be designed, operated and reported by Licensee in compliance with all applicable municipal, state, federal, commission statutes, regulations and oversight, and where and when applicable select international jurisdictions targeted for launch, in addition to any available business permitted in the state of location and similar uses and applications later invented.

No gentlemen's club (or other "adult"-oriented business) or cannabis dispensary shall be included in any Project without Licensor's prior, written consent (in its sole discretion). Projects are not required to contain any particular use within the definition of Business License but rather the selection of uses for each Project shall be in the Parties' mutual discretion, unless otherwise stated herein.

"F&B": food and beverage.

"GAAP": generally accepted accounting principles.

"Games Revenue Participation": at [***]% of Gross Revenues received after adjustment for direct arms' length third-party costs, distributed as member profits administered and held in a separate Games entity in which Licensor is a [***]% equity member/owner.

"Grand Opening": the date the Project is first opened to the public for full business operations and promoted as the "Grand Opening" of that Business License location.

final

"Gross Sales" or "Gross Revenues": shall mean, for the applicable period, the total amount of revenue (subject to the limitations set forth in this Agreement), computed on an accrual basis and in accordance with GAAP, consistently applied, derived from the actual sales of the item(s) and/or service(s) for which the Gross Sales term is used, with no deductions or setoffs except as indicated herein.

"Licensed Properties": Licensor's Marks and New Marks altogether with copyrights (registered and unregistered) under the administration of Licensor that utilize Licensor's Marks, and other brand related properties listed on Schedule I, attached, and any use or exploitation that is lawfully permitted, and as may be cooperatively administrated by the mutually agreed terms of an "IP Rights Administration Agreement" subsequently drafted and executed by the Parties (permitted and required to be attached to this Agreement post-execution, if and when such document is executed).

"Licensor's Business": the design, ownership, operations, merchandising and marketing elements of the existing variety of business which include (but are not limited to) (i) a landmark entertainment destination with amenities such as RV park, campgrounds and tent spaces, amphitheater, food and beverage outlets, bars, retail outlets, exhibition spaces, music festivals (including the "Sturgis Buffalo Chip"), and other entertainment functions, principally located at BUFFALO CHIP CAMPGROUND at 20622 FORT MEADE WAY, BUFFALO CHIP (MEADE COUNTY), SOUTH DAKOTA 57785 but having other current and future locations as well; and (ii) Buffalo Chip Spirits.

"Licensor's Marks": all right, title and interest in and to the United States Patent and Trademark Office ("USPTO") Registered Marks, Unregistered LP., New Marks, and any use or exploitation that is lawfully permitted, which also includes any copyrightable content associated with said marks (collectively, the "Licensed Marks").

"Nevada Project": The first Project opened in the State of Nevada, affirmed by Licensee as required to contain a casino and hotel/motel, and other uses relative to Business License Projects as mutually approved by the Parties, and planned to hold and actually opened with [***] or more slot machines on the floor. Subsequent Projects in Nevada (if any) may or may not contain a casino or hotel, or maybe stand-alone ("spin-off'') restaurants, dependent upon Licensee's operating business feasibility analysis of a particular site.

"New Marks": all modifications and derivative adaptations of the Licensor's Marks and other marks developed by either Party useful to the granted purpose of the Business License after the Effective Date, including marks developed, administered and registered (or not) by Licensee during the Term, such as: marks comprised of all or part of the Licensor's Marks and used in connection with previously used or new goods, services and properties, plus those new marks comprised of subject matter that is not in use by Licensor as a mark, branded item or protected property of any kind prior to the Effective Date. New Marks also include any new copyrightable content associated with Licensor's Marks or the New Marks. New Marks developed by Licensee shall not be used until approved by Licensor, such approval by Licensor not to be unreasonably withheld, delayed, or conditioned; and New Marks developed by Licensor during the Term will be made available to Licensee under this License for potential use in the Business License properties.

"Registered Marks": marks registered (or pending, or on the secondary register) in the USPTO and owned by Licensor at the time of the Effective Date, any additional marks already in use by Licensor or mutually agreed to become registered marks by Licensor prior to the Effective Date relating to Licensor's Business that are subsequently registered during the Term; to include, (and as may be limited by their respective registrations) all of the marks listed in Schedule I and noted therein as "registered," and, the final

1A-6-1-8

marks "[***]" and "[***]" along with their respective Internet domain platforms.

"Retail Stores": branded retail attraction store, kiosk, or other merchandise sales and/or promotional opportunities onsite or online (e-commerce) at any Business License location, which stores may sell branded and non-branded merchandise, services and goods; including merchandise items from the Licensed Properties or branded with the Licensed Marks as approved by Licensor on a case-by-case basis within the terms and conditions of this Agreement.

"Term": The License shall be for a term of ninety-nine years (99 years) and shall be automatically renewed for similar successive terms upon the last day of the then expiring Term period· subject to the Licensee being in good standing, unless mutually terminated sooner by the parties or pursuant to the provisions of this Agreement.

"Territory": The License territory shall secure and open the United States to Licensee for potential Project sites for the duration of the Term, and such territory grant will be exclusive to Licensee for a continuous period often (10) years (120 months) from the date of. the Grand Opening of the first Project subject to the conditions stated in Section 2. Notwithstanding said Territory exclusive:

•Licensor explicitly reserves all rights in the following states, which are not subject to license by this Agreement: [***], [***], [***], [***], [***], and [***] (Licensor's exclusive states);

•in addition, on a temporary basis pending mutual discussions and agreement after the first Grand Opening, Licensee agrees not to exploit the Rights and Licensed Properties in the State of[***] (see also Section 2 regarding exclusivity and conditions); and

•pursuant to the second paragraph of the "Business License" definition above, Licensor shall have national, and potentially worldwide, rights with respect to Games.

"Unregistered I.P.": unregistered marks, copyrights and trade properties used in the United States by Licensor for the Licensor's Business (e.g., business dress and design, operations guides, clothing, badges, signage, logos, names, business content (slogans, historical narratives, marketing catch-phrases, labels, and similar items), menu food and drink items, identifying graphics and photographs, original marketing audio and video recordings, other specific identifying properties, games and rules, and similar items) at the time of the Effective Date, all to the extent the same is unregistered, constitutes intellectual property, and is owned by Licensor; such Unregistered LP. may include, for example (not precluding some aspects of these items may be registered IP), the Water Tower, Buffalo Sculpture (metal), Big Engine Bar, the Amphitheatre, and others, all as more specifically described in Schedule 1. For the avoidance of doubt, Licensor is only licensing Unregistered I.P. to the extent it has intellectual prope1ty rights in such property.

(End of Appendix 1)

final

APPENDIX II

ILLUSTRATED CHART OF PROJECT EQUITY ENTITIES

LICENSOR
100% LICENSOR
LICENSEE
LICENSE HOLDING COMPANY
100% LICENSEE
DEVELOPMENT, MANAGEMENT AND / OR CAPITAL RAISE FEES EARNED BY LICENSEE
[***]% LICENSEE AND / OR TO ITS ASSIGNEE
SBC ENTERPRISES
ENTITY
PARENT HOLDING COMPANY
[***]% LICENSOR [***]% LICENSEE
SWEEPSTAKES + CONTEST
ANCILLARY BUSINESS
RV PARKS + RECREATION
ENTERTAINMENT
RETAIL + MERCHANDISE
CASINO + HOTELS
ON-LINE GAMING
RESTAURANTS + TAVERNS
NEW BUSINESS DEVELOPMENT
CURRENTLY NOT CONTEMPLATED
SUCH AS DEVELOPING AND / OR SUBLICENSING GAMING SLOT MACHINES
SUB LICENSE FEES OR PARTICIPATION
[***]% LICENSOR [***]% LICENSEE

24

final

SCHEDULE 1
"LICENSED PROPERTIES"

Registered Marks:

Mark	Reg. / Ser. No.	Goods/Services
	U.S. 4174673	Class 43: Providing campground facilities
	U.S. 4223201	Class 41: Entertainment services in the nature of concerts and live music performances
STURGIS BUFFALO CHIP	U.S. 7189690	Class 43: Providing campground facilities
STURGIS BUFFALO CHIP	U.S. 7351179	Class 41: Provision of information relating to live performances, road shows, live stage events, theatrical performances, live music concerts and audience participation in such events
STURGIS BUFFALO CHIP	U.S. 7351178	Class 25: Collared shirts; T-shirts; Short-sleeved or long-sleeved t-shirts
STURGIS BUFFALO CHIP	U.S. 97494177	Class 33: Bourbon; Gin; Vodka; Whisky; Distilled spirits
STURGIS BUFFALO CHIP	U.S. 98571461	Class 43: Hotel accommodation services; Hotel accommodation, restaurant and bar services; Providing hotel accommodation; Provision of hotel accommodation; Residential hotel accommodation services
STURGIS BUFFALO CHIP	U.S. 98571510	Class 41: Casinos; Conducting and providing facilities for casino gaming contests and tournaments; Entertainment services, namely, casino gaming; Gaming services in the nature of casino gaming; Providing casino facilities
BUFFALO CHIP	U.S. 2195554	Class 42: campgrounds
BUFFALO CHIP	U.S. 98863446	Class 25: Shirts; Collared shirts; Polo shirts; T- shirts; Short-sleeved or long-sleeved t-shirts
BUFFALO CHIP	U.S. 98863480	Class 25: Coats; Hats; Pants; Shorts; Sweat pants; Heavy jackets; Long jackets; Motorcycle jackets; Shell jackets
BUFFALO CHIP	U.S. 98863527	Class 30: Sauce; Sauces; Sauces for barbecued meat; Edible sauces; Grilling sauces; Herb sauces
BUFFALO CHIP GAZETTE	U.S. 2285345	Class 16: Newspapers in the field of entertainment and recreation
	U.S. 5076885	Class 9: Downloadable software in the nature of a mobile application for a database of motorcyclist approved businesses; Downloadable mobile applications for a database of motorcyclist approved businesses

25

final

Mark	Reg. / Ser. No.	Goods/Services
	U.S. 3346565	Class 25: T-shirts; collared shirts Class 43: Providing campground facilities
	U.S. 3270854	Class 26: Ornamental novelty pins; cloth patches for clothing
	U.S. 4007124	Class 25: Short-sleeved or long-sleeved t-shirts Class 43: Providing campground facilities
BUFFALO CHIP RACES	U.S. 6994283	Class 41: Entertainment in the nature of automobile races; Entertainment in the nature of motorcycle and automobile races; Entertainment services in the nature of automobile racing and exhibitions; Entertainment services in the nature of organizing bicycle racing and exhibitions
THE CHIP	U.S. 4361505	Class 43: Providing campground facilities
WELCOME HOME BIKERS	U.S. 6073250	Class 25: T-shirts; Graphic T-shirts; Short- sleeved or long-sleeved t-shirts
MOTO STAMPEDE	U.S. 5190320	Class 41: Entertainment in the nature of live performances by motorcyclists; Entertainment services in the nature of presenting live musical performances; Entertainment services in the nature of presenting live musical performances; Presentation of live show performances; Presentation of musical performances
STURGIS RIDER RENDEZVOUS	U.S. 4349887	Class 14: Lapel pins; Ornamental lapel pins; Ornamental pins; Pins being jewelry
STURGIS RIDER RENDEZVOUS	U.S. 4349885	Class 41: Providing campground facilities
STURGIS RIDER RENDEZVOUS	U.S. 4357449	Class 43: Arranging and conducting of concerts; Entertainment in the nature of live performances by musicians; Entertainment in the nature of visual and audio performances by musicians; Entertainment in the nature of visual and audio performances, namely, musical band, rock group, gymnastic, dance, and ballet performances; Entertainment services by a musical artist and producer, namely, musical composition for others and production of musical sound recordings; Entertainment services in the nature of live musical performances; Entertainment services in the nature of presenting live musical performances; Entertainment services in the nature of live musical performances; Entertainment, namely, live music concerts; Entertainment, namely, live performances by a musical band; Entertainment, namely, live performances by musical bands; Entertainment, namely, live performances by rock groups; Presentation of live show performances
STURGIS RIDER RENDEZVOUS	U.S. 7189690	Class 43: Providing campground facilities
STURGIS RIDER RENDEZVOUS	U.S. 4349886	Class 25: Athletic shirts; Shirts; Short-sleeved or long-sleeved t-shirts; Short-sleeved shirts; T-shirts; T-shirts for men and women; Tee shirts; Wearable garments and clothing, namely, shirts
THE BEST PARTY ANYWHERE	U.S. 4742969	Class 41: Entertainment in the nature of live performances by musical acts; Entertainment services in the nature of live audio performances by musical acts; Entertainment services in the nature of live musical performances; Entertainment, namely, live music concerts
CAMP ZERO	U.S. 5657962	Class 41: T-shirts; Graphic T-shirts; Hoodies; Short-sleeved or long-sleeved t-shirts

26

final

Mark	Reg. / Ser. No.	Goods/Services
CAMP ZERO	U.S. 5657963	Class 43: Providing campground facilities
CHIP HAPPENS	U.S. 3170224	Class 25: short sleeve and long sleeve t-shirts, sweatshirts, and hats
STURGIS RIDER CAFE	U.S. 2882158	Class 42: providing food or drink prepared for consumption, as such services are typically rendered by restaurants, self-service restaurants, canteens, etc
STURGIS RIDER	U.S. 2703302	Class 16: publication, namely a magazine in the field of motorcycles, motorcycling, and related topics
STURGIS RIDER	U.S. 4348429	Class 16: Publication, namely, a newspaper in the field of motorcycles, motorcycling, and related topics
STURGIS RIDER	U.S. 3904903	Class 25: Short-sleeved or long-sleeved t-shirts
STURGIS RIDER CAMPGROUND	U.S. 2889558	Class 42: Providing campground facilities
RIDE FREE. TAKE RISKS.	U.S. 3657663	Class 25: Short-sleeved shirts, long sleeved shirts, jackets, sweatshirts, hoodies, caps, hats, pants, shorts
STURGIS RIDER FRIENDLY ESTABLISHMENTS	U.S. 5019556	Class 9: Downloadable software in the nature of a mobile application for a database of motorcyclist approved businesses; Downloadable mobile applications for a database of motorcyclist approved businesses
STURGIS RIDER FRIENDLY ESTABLISHMENTS	U.S. 6774891	Class 9: Downloadable mobile applications for a database of motorcyclist approved businesses; Downloadable software in the nature of a mobile application for a database of motorcyclist approved businesses
STURGIS RIDER FRIENDLY ESTABLISHMENT	U.S. 6775033	Class 35: Providing consumer product recommendations; Providing consumer product recommendations in the field of motorcyclist approved businesses; Providing recommendations of service providers to consumers for commercial purposes; Providing recommendations on motorcyclist approved businesses to consumers for commercial purposes
STURGIS RIDER FRIENDLY ESTABLISHMENT	U.S. 4948345	Class 35: Promoting the goods and services of others; Providing an on-line commercial information directory on the internet; Providing an on-line computer database featuring trade information in the field of motorcyclist approved businesses; Providing an on-line computer database in the field of business information and business contacts; Providing an on-line searchable database featuring business information and business contacts
STURGIS RIDER FRIENDLY ESTABLISHMENT	U.S. 6774892	Class 35: Promoting the goods and services of others; Providing an on-line commercial information directory on the internet; Providing an on-line computer database featuring trade information in the field of motorcyclist approved businesses; Providing an on-line computer database in the field of business information and business contacts; Providing an on-line searchable database featuring business information and business contacts

~~Mark~~	~~Reg. / Ser. No.~~	~~Goods/Services~~
~~STURGIS RIDER FRIENDLY ESTABLISHMENT~~	~~U.S. 6774892~~	~~Class 35: Promoting the goods and services of others; Providing an on-line commercial information directory on the internet; Providing an on-line computer database featuring trade information in the field of motorcyclist approved businesses; Providing an on-line computer database in the field of business information and business contacts; Providing an on-line searchable database featuring business information and business contacts~~
STURGIS RIDER TV ALL ACCESS	U.S. 4401778	Class 38: Audio and video broadcasting services over the Internet

27

final

MA

STURGIS RALLY INFORMATION CENTER	U.S. 5823671	Class 35: Providing consumer information and related news in the field of and related to Sturgis Rally
STURGIS RALLY INFORMATION CENTER	U.S. 98413965	Class 35: Providing consumer information and related news in the field of and related to Sturgis Rally
LARGEST MUSIC FESTIVAL IN MOTORCYCLING	U.S. 5208334	Class 41: Entertainment services in the nature of presenting live musical performances; Entertainment services in the nature of presenting live musical performances; Presentation of live show performances; Presentation of musical performances
BIKER BELLIES	U.S. 4157702	Class 36: Charitable fundraising
LEGENDS RIDE	U.S. 3482878	Class 36: Charitable fund raising services
BY BIKERS FOR BIKERS	U.S. 4886834	Class 25: Graphic T-shirts; Shirts; Short-sleeved or long-sleeved t-shirts; T-shirts; Tee shirts
BY BIKERS FOR BIKERS	U.S. 4886833	Class 16: Posters
WELCOME HOME BIKERS	U.S. 4901027	Class 43: Providing campground facilities
BIKINI BEACH	U.S. 98571672	Class 41: Providing recreational areas in the nature of children's play areas; Providing recreational areas in the nature of play areas for children
CROSSROADS AT THE BUFFALO CHIP	N/A	Unregistered. Common law rights (if any), only.
LEGENDARY BUFFALO CHIP CAMPGROUND	N/A	Unregistered. Common law rights (if any), only.

Registered Copyrights:

See attached. **Note that the copyrighted materials listed therein only constitute Licensed Properties if (i) pursuant to the definition of "Licensed Properties" in Annex I hereto, such copyrights "utilize Licensor's Marks" and (ii) the current owner is Licensor or one of its Affiliates.**

Type of Work:	Visual Material
Registration Number / Date:	VA0001926809 / 2014-09-05
Application Title:	75th Anniversary Logo Banner.
Title:	75th Anniversary Logo Banner.
Description:	Electronic file (eService)
Copyright Claimant:	Buffalo Chip Campgrounds, LLC. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.
Date of Creation:	2014
Date of Publication:	2014-08-13
Nation of First Publication:	United States
Authorship on Application:	Buffalo Chip Campgrounds, LLC, employer for hire; Citizenship: United States. Authorship: text, photograph(s), 2-D artwork.
Rights and Permissions:	Jeffrey E Jacobson, The Jacobson Firm, P.C., 347 Fifth Avenue, Suite #810, New York, NY, 10016, United States, (212) 683-2001, jeffrey@jacobsonfirm.com

28

final

Copyright Note:	C.O. correspondence. Regarding author information: Short phrases, names and titles not copyrightable. 37 CFR 202.1.
Names:	Buffalo Chip Campgrounds, LLC

Type of Work:	Visual Material
Registration Number / Date:	VA0001711199 / 2010-04-07
Application Title:	Sturgis Buffalo Chip motorcycle logo 2010.
Title:	Sturgis Buffalo Chip motorcycle logo 2010.
Description:	Electronic file (eService)
Copyright Claimant:	Buffalo Chip Campgrounds, LLC, Transfer: By written agreement. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.
Date of Creation:	2010
Date of Publication:	2010-03-15
Nation of First Publication:	United States
Authorship on Application:	Buffalo Chip Campgrounds, LLC, employer for hire; Domicile: United States; Citizenship: United States. Authorship: 2-D artwork.
Rights and Permissions:	Jeffrey E Jacobson, 60 Madison Avenue, Suite #1026, New York, NY, 10010, United States, (212) 691-5630, (516) 295-7689, jejesq@aol.com
Names:	Buffalo Chip Campgrounds, LLC

Relevance:	
Type of Work:	Visual Material
Registration Number / Date:	VA0001702867 / 2010-02-03
Application Title:	Sturgis Buffalo Chip buffalochip.com backdrop.
Title:	Sturgis Buffalo Chip buffalochip.com backdrop.
Description:	Electronic file (eService)
Copyright Claimant:	Buffalo Chip Campground, LLC, Transfer: By written agreement. Address: 20622 131st Avenue, Sturgis, SD, 57785.
Date of Creation:	2010
Date of Publication:	2010-02-01
Nation of First Publication:	United States
Authorship on Application:	Buffalo Chip Campground, LLC, employer for hire; Citizenship: United States. Authorship: 2-D artwork.

29

final

MA 7

Jeffrey E Jacobson, 60 Madison Avenue, Suite #1026, New York, NY, 10010, (212)

691Rights and Permissions:

5630, (516) 295-7689, jeffrey@thefirm.com

Names: Buffalo Chip Campground, LLC

Relevance:

Type of Work:	Visual Material
Registration Number / Date:	VA0001690824 / 2009-02-06
Application Title:	Sturgis 82 Buffalo Chip Picnic.
Title:	Sturgis 82 Buffalo Chip Picnic.
Description:	Electronic file (eService)
Copyright Claimant:	Buffalo Chip Campground, LLC, Transfer: staff. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.
Date of Creation:	1982
Date of Publication:	1982-07-07
Nation of First Publication:	United States
Authorship on Application:	Buffalo Chip Campground, LLC, employer for hire; Citizenship: United States. Authorship: 2-D artwork.
Rights and Permissions:	Jeffrey E Jacobson, Jacobson &Colfin, PC, 60 Madison Avenue, Suite #1026, New York, NY, 10010, (212) 691-5630, (516) 295-7689, jeffrey@thefirm.com
Names:	Buffalo Chip Campground, LLC

Relevance:	
Type of Work:	Motion Picture
Registration Number / Date:	PAu003404093 / 2008-02-11
Application Title:	Buffalo Chip Recording 2006 Event and 2007 Event.
Title:	Buffalo Chip Recording 2006 Event and 2007 Event.
Description:	20 videodiscs (DVD)
Copyright Claimant:	Buffalo Chip Campground, LLC. Address: P.O. Box 909, Belle Fourche, SD 57717-0909.
Date of Creation:	2007
Authorship on Application:	Buffalo Chip Campground, LLC, employer for hire; Citizenship: United States. Authorship: motion picture.
Copyright Note:	C.O. correspondence.

Names: Buffalo Chip Campground, LLC

Visual Material

Relevance:

30

final

Type of Work:	VA0001633837 / 2007-10-22
Registration Number / Date:	CHIP BUFFALO.
Application Title:	CHIP.
Title:	Photoprint of cut-out sculpture, 1 p.
Description:	Rod Woodruff. Address: P.O. Box 909, Belle Fourche, SD 57717-0909
Copyright Claimant:	2007
Date of Creation:	2007-09-10
Date of Publication:	United States
Nation of First Publication:	CHIP BUFFALO SCULPTURE
Alternative Title on Application:	Rod Woodruff; Citizenship: United States. Authorship: 3-Dimensional
Authorship on Application:	sculpture.
Names:	Woodruff, Rod

Relevance:	
Type of Work:	
Registration Number / Date:	
Title:	Visual Material
Description:	VAu000752091 / 2007-03-05
Copyright Claimant:	Chip happens guitar.
Date of Creation:	2-dimensional drawings.
Authorship on Application:	Buffalo Chip Campground, LLC
Copyright Note:	2007 artwork: Mike Sanborn,
	1955-. C.O. correspondence.
Names:	Cataloged from appl. only.
	Sanborn, Mike, 1955- Buffalo Chip Campground, LLC

Relevance:	[redacted]	
Type of Work:	Visual Material	
Registration Number / Date:	VA0001310847 / 2005-03-02	
Title:	Sturgis ; Sturgis buffalo chip.	
Description:	Art reproduction.	
Copyright Claimant:	Rod Woodruff, 1946- (author of a work made for hire)	
Date of Creation:	2005	
Date of Publication:	2005-02-01	
Copyright Note:	Cataloged from appl. only.	
Other Title:	Sturgis buffalo chip.	
Names:	**Relevance:**	[redacted]
	Type of Work:	Visual Material

31

final

Registration Number / Date:	VA0000881383 / 1997-08-01
	Application Title:	Buffalo Chip Campground logo.
	Title:	Buffalo Chip Campground.
	Description:	Reproduction of drawing.
	Copyright Claimant:	Rod Woodruff (author of a work made for hire)
	Date of Creation:	1996
	Date of Publication:	1997-07-12
	Names:	Woodruff, Rod

Relevance:

Type of Work: Sound Recording

Registration Number /

SR0000822925 / 2018-06-20

Relevance:	[redacted]
Type of Work:	Sound Recording
Date:	
Application Title:	Twentieth Century Fox (1999 / Live at Buffalo Chip Campground, Sturgis, SD) - ISRC: GB5KW1499777.
Title:	Twentieth Century Fox (1999 / Live at Buffalo Chip Campground, Sturgis, SD) - ISRC: GB5KW1499777.
Description:	Electronic file (eService)
Copyright Claimant:	BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.
Date of Creation:	2017
Date of Publication:	2018-05-04

32

final

Nation of First Publication:	United States
Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.
Names:	Sanctuary Records Group Ltd., a BMG Company BMG Rights Management (US) LLC

Registration Number / Date:	SR0000822925 / 2018-06-20	
Application Title:	Twentieth Century Fox (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499777.	
Title:	Twentieth Century Fox (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499777.	
Description:	Electronic file (eService)	
Copyright Claimant:	BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.	
Date of Creation:	2017	
Date of Publication:	2018-05-04	
Nation of First Publication:	United States	
Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.	
Names:	Sanctuary Records Group Ltd., a BMG Company	
	Relevance:	[redacted]
	Type of Work:	Sound Recording
	Registration Number / Date:	SR0000822932 / 2018-06-20
	Application Title:	Wild-Eyed Southern Boys (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499776.
	Title:	Wild-Eyed Southern Boys (1999 / Live at Buffalo Chip Campground, Sturgis, SD)

33

final

Description:	Electronic file (eService)
	Copyright Claimant:	(BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.
	Date of Creation:	2017
	Date of Publication:	2018-05-04
	Nation of First Publication:	United States

	Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.
	Names:	Sanctuary Records Group Ltd., a BMG Company
		BMG Rights Management (US) LLC
Relevance:	[redacted]	
Type of Work:	Sound Recording	
Registration Number / Date:	SR0000822929 / 2018-06-20	
Application Title:	Rockin' Into the Night (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499772.	
Title:	Rockin' Into the Night (1999 / Live at Buffalo Chip Campground, Sturgis, SD)	
Description:	Electronic file (eService)	

34

final

MA IX

Copyright Claimant:	BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.	
Date of Creation:	2017	
Date of Publication:	2018-05-04	
Nation of First Publication:	United States	
Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.	
Names:	Sanctuary Records Group Ltd., a BMG Company	
	Relevance:	[redacted]
	Type of Work:	Sound Recording
	Registration Number / Date:	SR0000822911 / 2018-06-20
	Application Title:	Fantasy Girl (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499774.
	Title:	Fantasy Girl (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499774.
	Description:	Electronic file (eService)
	Copyright Claimant:	BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.
	Date of Creation:	2017
	Date of Publication:	2018-05-04
	Nation of First Publication:	United States

35

final

MA

Z

Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.
	Names:	Sanctuary Records Group Ltd., a BMG Company
		BMG Rights Management (US) LLC

Relevance:	
Type of Work:	Sound Recording
Registration Number / Date:	SR0000822931 / 2018-06-20
Application Title:	Back Where You Belong (1999 / Live at Buffalo Chip Campground, Sturgis, SD) - ISRC: GB5KW1499773.
Title:	Back Where You Belong (1999 / Live at Buffalo Chip Campground, Sturgis, SD)
Description:	Electronic file (eService)
Copyright Claimant:	BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.
Date of Creation:	2017
Date of Publication:	2018-05-04
Nation of First Publication:	United States
Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.
Names:	Sanctuary Records Group Ltd., a BMG Company BMG Rights Management (US) LLC

Labeled View

If I'd Been the One (1999 / Live at Buffalo Chip Campground, Sturgis, SD)

Relevance:			
Type of Work:	Sound Recording		
Registration Number / Date:	SR0000822927 / 2018-06-20		

36

final

Application Title:	f I'd Been the One (1999 / Live at Buffalo Chip Campground, Sturgis, SD) - SRC: GB5KW1499775.	
Title:	f I'd Been the One (1999 / Live at Buffalo Chip Campground, Sturg s, SD)	
Description:	Electronic file (eService)	
Copyright Claimant:	BMG Rights Management (US) LLC, Transfer: By written agreement. Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.	
Date of Creation:	2017	
Date of Publication:	2018-05-04	
Nation of First Publication:	United States	
Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.	
Names:	Sanctuary Records Group Ltd., a BMG Company	
	Relevance:	[redacted]
	Type of Work:	Motion Picture
	Registration Number / Date:	PAu003807014 / 2016-09-06
	Application Title:	Kid Rock: Live From Buffalo Chip.
	Title:	Kid Rock: Live From Buffalo Chip : 8/22/2013.
	Description:	Videocassette (Betacam SP) ; 1/2 in.
	Copyright Claimant:	Country Music Television, Inc. Address: 1515 Broadway, New York, NY, 10036, United States.
	Date of Creation:	2013
	Authorship on Application:	Country Music Television, Inc., employer for hire; Domicile: United States. Authorship: entire motion picture.

37

final

MH

4

Pre-existing Material:	preexisting music, Preexisting Content.
	Basis of Claim:	all other cinematographic material.
	Names:	Country Music Television, Inc.

Relevance:

Type of Work: Visual Material

Registration Number / Date: VA0001964150 / 2015-05-29

Application Title: "Welcome Home Bikers" Poster.

Title: "Welcome Home Bikers" Poster.

Description: Electronic file (eService)

Copyright Claimant: Buffalo Chip Campground, LLC. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.

Date of Creation: 2004

Date of Publication: 2004-05-02

Nation of First Publication: United States

Authorship on Application: Buffalo Chip Campground, LLC, employer for hire; Citizenship: United States. Authorship: 2-D artwork.

Rights and Permissions: Jeffrey E Jacobson, The Jacobson Firm, P.C., 347 Fifth Avenue, Suite #810, New York, NY, 10016, United States, (212) 683-2001, jeffrey@jacobsonfirm.com

Names: Buffalo Chip Campground, LLC

Relevance:

Type of Work: Visual Material

Registration Number / Date: VA0001964011 / 2015-05-29

Application Title: "Welcome Home Bikers".

Title: "Welcome Home Bikers".

Description: Electronic file (eService)

Copyright Claimant: Buffalo Chip Campground, LLC. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.

Date of Creation: 2003

Date of Publication: 2003-06-02

Nation of First Publication: United States

38

final

Authorship on Application: Buffalo Chip Campground, LLC, employer for hire; Citizenship: United States. Authorship: sculpture.
Rights and Permissions: Jeffrey E Jacobson, The Jacobson Firm, P.C., 347 Fifth Avenue, Su te #810, New York, NY, 10016, United States, (212) 683-2001, jeffrey@jacobsonfirm.com
Names: Buffalo Chip Campground, LLC

Relevance:
Type of Work: Visual Material
Registration Number / Date: VA0001858030 / 2013-01-29
Application Title: "Spirit Of The Ride" Design.
Title: buffalo chip 2013 the legendary sturgis.
Description: Electronic file (eService)
Copyright Claimant: Buffalo Chip Campground, LLC, Transfer: By written agreement. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.
Date of Creation: 2013
Date of Publication: 2013-01-28
Nation of First Publication: United States
Authorship on Application: Rod Woodruff, employer for hire; Domicile: United States; Citizenship: United States. Authorship: 2-D artwork.
Rights and Permissions: Jeffrey E Jacobson, The Jacobson Firm, P.C., 347 Fifth Avenue, Suite #810, New York, NY, 10016, United States, (212) 683-2001, (212) 683-2001, jeffrey@jacobsonfirm.com
Copyright Note: C.O. correspondence.
Names: Woodruff, Rod
Buffalo Chip Campground, LLC

Sturgis Buffalo Chip Skull Logo.

Relevance:
Type of Work: Visual Material
Registration Number / Date: VA0001794423 / 2011-10-20
Application Title: Sturgis Buffalo Chip Skull Logo.
Title: Sturgis Buffalo Chip Skull Logo.
Description: Electronic file (eService)
Copyright Claimant: Buffalo Chip Campground, LLC. Address: 20622 131st Avenue, Sturgis, SD, 57785, United States.
Date of Creation: 2009
Date of Publication: 2009-03-01
Nation of First Publication: United States

39

final

Authorship on Application: Buffalo Chip Campground, LLC, employer for hire; Domicile: United States; Citizenship: United States. Authorship: 2-D artwork.

Rights and Permissions: Jeffrey E Jacobson, The Jacobson Firm, P.C., 60 Madison Avenue, Suite #1026, New York, NY, 10010, (212) 683-2001, jeffrey@jacobsonfirm.com

Names: Buffalo Chip Campground, LLC

Relevance:

Type of Work: Visual Material

Registration Number / Date: VA0001756298 / 2009-11-24

Application Title: Welcome Home Bikers.

Title: Welcome Home Bikers.

Description: Electronic file (eService)

Copyright Claimant: Buffalo Chip Campground, LLC, Transfer: By written agreement. Address: 20622 131st St., Sturgis, SD, 57785.

Date of Creation: 2009

Date of Publication: 2009-07-10

Nation of First Publication: United States

Authorship on Application: Buffalo Chip Campground, LLC, employer for hire; Domicile: United States; Citizenship: United States. Authorship: text, 2-D artwork.

Rights and Permissions: Jeffrey E Jacobson, 60 Madison Avenue, Suite #1026, New York, NY, 10010, (212) 691-5630, (516) 295-7689, jeffrey@thefirm.com

Copyright Note: Regarding author information: Short phrases, names and titles not copyrightable. 37 CFR 202.1.

Buffalo Chip Campground, LLC

Rebel to Rebel (1999 / Live at Buffalo Chip Campground, Sturgis, SD) -...

Relevance:

Type of Work: Sound Recording

Registration Number / Date: SR0000822919 / 2018-06-20

Application Title: Rebel to Rebel (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499779.

Title: Rebel to Rebel (1999 / Live at Buffalo Chip Campground, Sturgis, SD) ISRC: GB5KW1499779.

Description: Electronic file (eService)

40

final

BMG Rights Management (US) LLC, Transfer: By written agreement.
Copyright Claimant:	Address: 1745 Broadway, 19th Floor, New York, NY, 10019, United States.
Date of Creation:	2017
Date of Publication:	2018-05-04
Nation of First Publication:	United States
Authorship on Application:	Sanctuary Records Group Ltd., a BMG Company, employer for hire; Domicile: not known; Citizenship: not known. Authorship: sound recording.
Names:	Sanctuary Records Group Ltd., a BMG Company BMG Rights Management (US) LLC

Names:

(End of Schedule)

41

final

MA

4

1A-6-1-9